Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-233720 and 333-253667) pertaining to the 10x Genomics, Inc. 2019 Omnibus Incentive Plan, the 10x Genomics, Inc. 2019 Employee Stock Purchase Plan and in the Registration Statement (Form S-3 No. 333-249527) of 10x Genomics, Inc. and in the related Prospectus our reports dated February 18, 2022, with respect to the consolidated financial statements of 10x Genomics, Inc. and the effectiveness of internal control over financial reporting of 10x Genomics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021.
/s/ Ernst & Young LLP

San Jose, California
February 18, 2022